Exhibit 99.1

PRESS RELEASE

Aspen Announces $310 million Preliminary Estimate of Pre-Tax Losses from Hurricanes Harvey, Irma and Maria

Hamilton, Bermuda, October 16, 2017 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE:AHL) announced today a preliminary estimate of approximately $310 million in pre-tax losses, net of reinsurance and reinstatement premiums, related to Hurricanes Harvey, Irma and Maria. Approximately $110 million of these losses are from Hurricane Harvey, $135 million from Hurricane Irma and $65 million from Hurricane Maria.

In addition, Aspen estimates pre-tax losses, net of reinsurance and reinstatement premiums, of approximately $50 million from several other events, the largest of which relate to weather-related losses and the Mexican earthquakes.

Approximately 75% of the total estimated losses are attributed to the Reinsurance segment and approximately 25% are attributed to the Insurance segment.

Aspen expects to record an underwriting loss of approximately $340 million in the third quarter of 2017. Results for the quarter reflect the catastrophe losses described above as well as increased losses in short-tail insurance lines, primarily Property Insurance.

Aspen’s preliminary estimate of natural catastrophe losses for the third quarter of 2017 involves the exercise of considerable judgment and is based, among other factors, on a review of the individual treaties and policies expected to be impacted, information available to date from clients and brokers, market intelligence, initial loss reports, modeled loss projections and exposure analysis. Due to the complexity of these events and the uncertainty associated with Aspen’s assumptions and the preliminary information used to prepare these estimates, Aspen’s actual losses from these events may differ materially from the estimates provided above.

Updated loss estimates will be reflected in Aspen’s third quarter 2017 financial results, which are scheduled for release on Wednesday, October 25, 2017, following the close of the New York Stock Exchange.

- Ends -

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, France, Germany, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2016, Aspen reported $12.1 billion in total assets, $5.3 billion in gross reserves, $3.6 billion in total shareholders’

equity and $3.1 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” by Moody’s Investors Service, Inc. (“Moody’s”).

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995
This press release contains written forward-looking statements, such as those related to preliminary loss estimates from natural catastrophes in the third quarter of 2017, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “likely,” “continue,” “assume,” “objective,” “aim,” “guidance,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are, or will be, important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the actual development of losses and expenses impacting estimates for Hurricanes Harvey, Irma and Maria and the earthquakes in Mexico, that occurred in the third quarter of 2017; the impact of complex and unique causation and coverage issues associated with the attribution of losses to wind or flood damage or other perils such as fire or business interruption relating to such events; potential uncertainties relating to reinsurance recoveries, reinstatement premiums and other factors inherent in loss estimation; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; the models we use to assess our exposure to losses from future catastrophes contain inherent uncertainties and our actual losses may differ significantly from expectations; our capital models may provide materially different indications than actual results; evolving issues with respect to interpretation of coverage after major loss events; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; changes in the total industry losses or our share of total industry losses resulting from events, such as catastrophes, that have occurred in prior years or may occur and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors; our reliance on industry loss estimates and those generated by modeling techniques; changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; and the impact of one or more large losses from events other than catastrophes or by an unexpected accumulation of attritional losses and deterioration in loss estimates. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K and Aspen’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 as filed with the United States Securities and Exchange Commission.

Furthermore, seismic events, such as the Mexico earthquakes, generally have longer development periods than windstorm events, which may be amplified in this instance by dynamics such as the risk of geological liquefaction and the potential for uncertainty in claims adjudication. In respect of Hurricane Maria, recovery efforts are ongoing and expanding, with power outages, infrastructure damage, communications disruptions and other issues complicating loss mitigation and estimation. Accordingly, our actual net negative impact from all events noted above, both individually and in the aggregate, will vary from these preliminary estimates, perhaps materially.

For further information:

2

Please visit www.aspen.co or contact:

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
mark.p.jones@aspen.co
+1 (646) 289 4945

Media
Steve Colton, Head of Group Communications, Aspen
Steve.colton@aspen.co
+44 20 7184 8337

3